EXHIBIT 11
                National Presto Industries Inc. and Subsidiaries
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                      October 2, 1994 and October 3, 1993
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

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                                             QUARTER ENDED            NINE MONTHS ENDED
                                       OCTOBER 2,    OCTOBER 3,    OCTOBER 2,    OCTOBER 3,
                                          1994          1993          1994           1993

Net Earnings                             $4,799        $4,335        $9,211        $10,059

Add interest expense related to
    convertible debenture,
    net of income taxes                      79            79           239            239

Adjusted net earnings (1)                $4,878        $4,414        $9,450        $10,298



Weighted average common shares
    outstanding                           7,337         7,334         7,337          7,334

Common equivalent shares from the
    assumed debenture conversion            124            96           124             96

Adjusted common and common
    equivalent shares (2)                 7,461         7,430         7,461          7,430


Net earnings per common and
    common equivalent shares
    outstanding (1 / 2)                  $  .66        $  .60        $ 1.27        $  1.39


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